Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 18, 2018

BY AND AMONG

VALERO ENERGY CORPORATION,

FOREST MERGER SUB, LLC,

VALERO ENERGY PARNERS LP

AND

VALERO ENERGY PARTNERS GP LLC

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 18, 2018 (this “Agreement”), is by and among Valero Energy Corporation, a Delaware corporation (“Parent”), Forest Merger Sub, LLC, a Delaware limited liability company and indirect wholly owned Subsidiary of Parent (“Merger Sub”), Valero Energy Partners LP, a Delaware limited partnership (the “Partnership”), and Valero Energy Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “Partnership GP”). Parent, Merger Sub, the Partnership and the Partnership GP are sometimes referred to collectively herein as the “Parties” and each individually as a “Party.” Certain capitalized terms used in this Agreement are defined in Article I.

WITNESSETH:

WHEREAS, Parent and the Partnership desire to complete a merger transaction on the terms and conditions set forth in this Agreement;

WHEREAS, the conflicts committee (the “GP Conflicts Committee”) of the board of directors of the Partnership GP (the “GP Board”), by unanimous vote, in good faith, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Unitholders and (B) in the best interest of the Partnership, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger (the actions described in clauses (i)(B) and (ii) constituting Special Approval), (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iv) recommended that the GP Board submit this Agreement to a vote of the Limited Partners by written consent and recommend approval of this Agreement and the Merger by the Limited Partners;

WHEREAS, upon the receipt of the recommendation of the GP Conflicts Committee, at a meeting duly called and held, the GP Board, by unanimous vote, in good faith, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Unitholders and (B) in the best interest of the Partnership, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to submit this Agreement to a vote of the Limited Partners by written consent and (iv) recommended approval of this Agreement and the Merger by the Limited Partners;

WHEREAS, Valero Terminaling and Distribution Company, a Delaware corporation (“VTDC”), in its capacity as the sole member of the Partnership GP, has approved this Agreement and the transactions contemplated hereby, including the Merger, on behalf of the Partnership GP;

WHEREAS, the board of directors of Parent (the “Parent Board”) has (i) formed a special committee consisting of members of the Parent Board that do not own any Common Units (the “Parent Special Committee”) to review, evaluate and negotiate this Agreement and the transactions contemplated hereby, including the Merger, and (ii) authorized and empowered, and delegated full power, authority and responsibility to, the Parent Special Committee to approve on behalf of the full Parent Board and Parent, this Agreement and the transactions contemplated hereby, including the Merger (the “Special Committee Delegation”);

WHEREAS, the Parent Special Committee, by unanimous vote, in good faith, for and on behalf of the full Parent Board and Parent (i) determined that the Merger is in the best interest of Parent, and declared it advisable to enter into this Agreement and (ii) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, VTDC, as the sole member of Merger Sub, has (i) determined that the Merger is in the best interest of Merger Sub, and declared it advisable for Merger Sub to enter into this Agreement and (ii) approved this Agreement, the execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby, including the Merger; and

WHEREAS, the Parties have required, as a condition to their willingness to enter into this Agreement, that VTDC simultaneously herewith enters into a support agreement substantially in the form attached hereto as Exhibit A, dated as of the date hereof (as may be amended, the “Support Agreement”), pursuant to which, among other things, VTDC agrees to support the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Support Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquisition Proposal” means any proposal or offer from or by any Person other than Parent, Merger Sub or their Affiliates relating to: (a) any direct or indirect acquisition (whether in a single transaction or series of related transactions) of (i) more than 15% of the assets of the Partnership and its Subsidiaries, taken as a whole, (ii) more than 15% of the outstanding equity securities of the Partnership or (iii) a business or businesses that constitute more than 15% of the cash flow, net revenues or net income of the Partnership and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning more than 15% of the outstanding equity securities of the Partnership; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership or any of its Subsidiaries, other than the Merger.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise; provided, however, that, except where otherwise expressly provided herein, for the purposes of this Agreement, (a) the Partnership, the Partnership GP and their Subsidiaries shall not be considered Affiliates of Parent or any of Parent’s other Subsidiaries and (b) Parent and its Subsidiaries (other than the Partnership, the Partnership GP and their Subsidiaries) shall not be considered Affiliates of the Partnership, the Partnership GP and their Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of the monopolization or restraint of trade or the lessening of competition.

“Book-Entry Units” has the meaning set forth in Section 3.1(a).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the cities of Houston or New York are authorized or required by applicable Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificated Units” has the meaning set forth in Section 3.1(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 3.2(h).

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Confidentiality Agreement” means a confidentiality agreement of the nature generally used in circumstances similar to those contemplated in Section 6.3, as determined by the Partnership in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (a) have a term of not less than one year, (b) provide that all non-public information provided by the Partnership or its Representatives shall be protected as confidential information thereunder, subject to customary exceptions, and (c) provide that Parent is a third-party beneficiary with respect to any breach thereof.

“Contract” means any contract, purchase order, license, sublicense, lease, sublease, franchise, warranty, option, warrant, guaranty, indenture, note, bond, mortgage or other legally binding agreement, instrument or obligation, whether written or unwritten.

“DERs” has the meaning set forth in the Partnership Incentive Compensation Plan.

“DLLCA” means the Delaware Limited Liability Company Act, as amended from time to time.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Effective Time” has the meaning set forth in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(b).

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“General Partner Unit” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state, local, tribal, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“GP Conflicts Committee” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the Partnership GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or the Partnership GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators.

“Intervening Event” means a material event, fact or circumstance, development or occurrence that is not known or reasonably foreseeable to or by the GP Board as of the date of this

Agreement, which event, fact, circumstance, development or occurrence becomes known to or by the GP Board prior to the Written Consent being delivered and becoming effective; provided, however, that in no event shall the following events, facts or circumstances, developments or occurrences constitute an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (b) any event, development or change (i) generally affecting the United States or global economy or the financial, credit, debt, securities or other capital markets in the United States or any other jurisdiction, including changes in interest rates or currency rates, (ii) in oil, natural gas, condensate, natural gas liquids or refined petroleum products prices or the prices of other commodities, including changes in price differentials or (iii) in circumstances relating to Parent or any of its Affiliates, (c) any change in Laws, the interpretation thereof or political, legislative or regulatory conditions (i) applicable to the Partnership, any of its Subsidiaries or any of their respective properties or assets or (ii) generally affecting the industries in which the Partnership or any of its Subsidiaries operates, (d) any development or change generally affecting the industries in which the Partnership or any of its Subsidiaries operates, (e) the entry into, or announcement of, this Agreement or the transactions contemplated hereby, including the Merger, or any litigation or dispute arising out of this Agreement or the transactions contemplated hereby, including the Merger, (f) acts of war or terrorism (or the escalation of the foregoing) or natural or weather-related disasters or other force majeure events (including hurricanes, floods or earthquakes), (g) any change in the market price or trading volume of the Common Units or (h) Parent or the Partnership failing to meet, meeting or exceeding internal or published projections, forecasts or revenue or earnings predictions for any period.

“Knowledge” means, with respect to Parent, the actual knowledge of the Persons listed in Section 1.1 of the Parent Disclosure Letter, or, with respect to the Partnership and the Partnership GP, the actual knowledge of the Persons listed in Section 1.1 of the Partnership Disclosure Letter, in each case after reasonable investigation.

“Law” means any law, statute, constitution, fundamental principle of common law, ordinance, rule, regulation, code, injunction, order, judgment, settlement, ruling, decree, directive, code, writ, binding case law, governmental guideline or interpretation having the force of law or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority.

“Liens” means any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Laws of other applicable jurisdictions).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Maximum Amount” has the meaning set forth in Section 6.7(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NYSE” means the New York Stock Exchange.

“Ordinary Course of Business” means the ordinary course of business of the Partnership and its Affiliates and consistent with past practices.

“Organizational Documents” means, with respect to any Person, any charter, certificate of incorporation, certificate of formation, certificate of limited partnership, articles of association, bylaws, partnership agreement, limited liability company agreement, operating agreement or similar formation or governing documents and instruments.

“Other Parties” has the meaning set forth in Section 9.12(c).

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” has the meaning set forth in Section 5.10.

“Parent Material Adverse Effect” means any change, effect, event, or occurrence that, individually or in the aggregate, prevents, materially delays or impairs or would reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

“Parent Organizational Documents” has the meaning set forth in Section 5.1(c).

“Parent Special Committee” has the meaning set forth in the Recitals.

“Parties” has the meaning set forth in the Preamble.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.3(b).

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 16, 2013, as amended by Amendment No. 1 thereto, dated as of December 19, 2017, as further amended, modified or supplemented from time to time.

“Partnership Board Recommendation” has the meaning set forth in Section 6.1(b).

“Partnership Disclosure Letter” has the meaning set forth in Section 4.9.

“Partnership Fairness Opinion” has the meaning set forth in Section 4.7.

“Partnership Financial Advisor” has the meaning set forth in Section 4.7.

“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of December 16, 2013, as amended, modified or supplemented from time to time.

“Partnership Incentive Compensation Plan” means the Valero Energy Partners LP 2013 Incentive Compensation Plan, as amended from time to time and including any successor or replacement plan or plans.

“Partnership Information Statement” means the information statement on SEC Schedule 14C to be filed by the Partnership in connection with the Merger, as amended or supplemented.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Intervening Event Notice Period” has the meaning set forth in Section 6.3(d)(ii).

“Partnership Material Adverse Effect” means any change, effect, event, or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on or a material adverse change in the business, financial condition or results of operations, of the Partnership and its Subsidiaries taken as a whole or (y) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the Partnership GP or the Partnership from performing their respective obligations under this Agreement or otherwise materially threaten or materially impede their ability to consummate the Merger and the other transactions contemplated by this Agreement on or before the Outside Date; provided, however, that “Partnership Material Adverse Effect” shall not include the following: (a) circumstances affecting the crude oil and refined petroleum products transportation and storage industry in any region in which the Partnership operates, (b) any general market, economic, financial or political conditions, or outbreak of hostilities or war, in the United States of America or elsewhere, (c) changes in Law applicable to the Partnership or any of its Affiliates or in accounting regulations or principles or the interpretation thereof, (d) earthquakes, hurricanes, floods, or other natural disasters, (e) any failure of the Partnership to meet any internal or external projections, forecasts or estimates of revenue, cash flows or earnings for any period (but not the underlying causes of any such failure), (f) changes in the market price or trading volume of Common Units (but not any change, effect, event or occurrence underlying any decrease that would otherwise constitute a Partnership Material Adverse Effect) or (g) the announcement or pendency of this Agreement or the matters contemplated hereby or the compliance by any Party with the provisions of this Agreement; provided, however, that, in the case of clause (a), (b) or (c), the impact on the Partnership is not disproportionately adverse as compared to others in the industry referred to in clause (a) of this definition generally.

“Partnership SEC Documents” means the reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by the

Partnership with the SEC since December 31, 2015 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein).

“Partnership Superior Proposal Notice Period” has the meaning set forth in Section 6.3(e)(ii).

“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, VTDC, the Partnership GP and their respective Affiliates.

“Partnership Unitholder Approval” means the approval of this Agreement and the Merger, by the holders of a Unit Majority.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permit” means all franchises, licenses, certificates, determinations, permits, and other authorizations, approvals, waivers, registrations, consents, orders and approvals from any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, a joint venture, an unincorporated organization or any other entity, including a Governmental Authority.

“Proceeding” means any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Receiving Party” has the meaning set forth in Section 6.3(a).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“Restraints” has the meaning set forth in Section 7.1(b).

“Restricted Units” has the meaning set forth in Section 4.3(a).

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance transfer or sale of, any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the issuance transfer or sale of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Schedule 13E-3” means a Rule 13e-3 transaction statement on SEC Schedule 13E-3 relating to the Partnership Unitholder Approval, the Merger and the other transactions contemplated hereby, as amended or supplemented.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Approval” has the meaning set forth in the Partnership Agreement.

“Special Committee Delegation” has the meaning set forth in the Recitals.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a member managed limited liability company, the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided, however, that, except where otherwise expressly provided in this Agreement, for the purposes of this Agreement, the Partnership, the Partnership GP and their Subsidiaries shall not be considered Subsidiaries of Parent or its Affiliates.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal (except that reference to 15% within the definition of “Acquisition Proposal” shall be replaced by 50%) made by a third party after the date of this Agreement and not in breach of Section 6.3 and on terms that the GP Board determines, in its good faith judgment and after consulting with its or the Partnership’s financial advisors (if any) and outside legal counsel and the GP Conflicts Committee, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including any conditions to and the expected timing of consummation and any risks of non-consummation), (i) to be more favorable to the Partnership Unaffiliated Unitholders, from a financial point of view, than the Merger (taking into account the transactions contemplated by this Agreement and any revised proposal by Parent to amend the terms of this Agreement made in accordance with Section 6.3(d) and Section 6.3(e)), (ii) is reasonably likely to be consummated in accordance with its terms, taking into account any approvals that are necessary or advisable to consummate such proposal, and (iii) if a cash transaction in whole or in part, has financing that is fully committed or reasonably determined to be available by the GP Board after consulting with the GP Conflicts Committee.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law, and any similar provision incorporated into the Organizational Documents of the Parties and their Affiliates.

“Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection or with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Third Quarter Distribution” has the meaning set forth in Section 6.17.

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“VTDC” has the meaning set forth in the Recitals.

“Written Consent” means a written consent by VTDC providing Partnership Unitholder Approval.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, Article, Section, Subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) a defined term has its defined meaning throughout this Agreement and each Exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j) each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party hereto by virtue of such prior drafts;

(k) the captions of the Articles, Sections and Subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such Section, or in any way affect this Agreement;

(l) any references herein to a particular Section or Article means a Section or Article of this Agreement unless otherwise expressly stated herein;

(m) the Parent Disclosure Letter and the Partnership Disclosure Letter are incorporated herein by reference and will be considered part of this Agreement;

(n) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o) all references to days mean calendar days unless otherwise provided; and

(p) all references to time mean Houston, Texas time.

ARTICLE II

THE MERGER

Section 2.1 The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership GP will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 2.5 Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms of the Partnership Agreement and applicable Law and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law. The name of the Surviving Entity shall be “Valero Energy Partners LP”.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties, any holder of Partnership or Merger Sub securities or any other Person:

(a) Effect of Merger on Common Units. Subject to Section 3.1(b), Section 3.3 and Section 3.4, each Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $42.25 per Common Unit in cash without any interest thereon (the “Merger Consideration”). As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (“Certificated Units”) or of such non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificated Unit or Book-Entry Unit in accordance with Section 3.2(c), without interest, and any distributions to which such holder is entitled pursuant to Section 3.1(h) and Section 6.17.

(b) Effect of Merger on Common Units Owned by Parent and its Subsidiaries. All of the Common Units issued and outstanding immediately prior to the Effective Time and held by Parent or its Subsidiaries shall be unaffected by the Merger and shall remain outstanding in the Surviving Entity as set forth in the Partnership Agreement, and immediately following the Effective Time, Parent or its Subsidiaries will be the sole limited partner(s) of the Surviving Entity, and no consideration shall be delivered to Parent or its Subsidiaries in respect thereof.

(c) Effect of Merger on Common Units Owned by the Partnership and its Subsidiaries. All of the Common Units owned by the Partnership and its Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and cease to exist, and no consideration shall be delivered in respect thereof.

(d) Effect of Merger on Incentive Distribution Rights. The Incentive Distribution Rights issued and outstanding as of immediately prior to the Effective Time, which are owned by the Partnership GP, shall be unchanged by the Merger and shall remain issued and outstanding in the Surviving Entity, and no consideration shall be delivered in respect thereof.

(e) Effect of Merger on General Partner Interest. The General Partner Interest issued and outstanding immediately prior to the Effective Time shall be unchanged by the Merger and shall remain issued and outstanding in the Surviving Entity, the Partnership GP shall continue as the sole general partner of the Surviving Entity, and no consideration shall be delivered in respect thereof.

(f) Effect of Merger on Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, and no consideration shall be delivered in respect thereof.

(g) Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the cancellation and retirement of all Common Units that were converted into the right to receive the Merger Consideration and that, immediately following the Effective Time, Parent or its Subsidiaries will be the only holder(s) of Common Units and (ii) that the existence of the Partnership shall continue without dissolution.

(h) Distributions. Subject to Section 6.17, to the extent applicable, holders of Partnership Interests immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such Partnership Interests with a record date occurring prior to the Effective Time that has been declared by the Partnership GP with respect to such Partnership Interests in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Such distributions by the Partnership are not part of the Merger Consideration and shall be paid on the payment date set therefor to such holders (or former holders) of Partnership Interests, as applicable. To the extent applicable, holders of Partnership Interests immediately prior to the Effective Time (other than Parent, its Affiliates and the Partnership GP) shall have no rights to any distribution with respect to such Partnership Interests with a record date occurring on or after the Effective Time that may have been declared by the Partnership GP with respect to such Partnership Interests prior to the Effective Time and which remains unpaid as of the Effective Time.

Section 3.2 Surrender of Common Units.

(a) Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Certificated Units and Book-Entry Units for the Merger Consideration. As soon as reasonably practicable after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to Certificated Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.2(g)) to the Paying Agent or, in the case of Book-Entry Units, upon adherence to the procedures set forth in the letter of transmittal) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Units to the Paying Agent in exchange for the Merger Consideration.

(b) Deposit. On or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, an amount of cash equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and upon the delivery of a duly executed letter of transmittal and the due surrender of the Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) or Book-Entry Units, each pursuant to the provisions of this Article III. All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Sections 3.2(h) and (i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.

(c) Exchange. Each holder of Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.2(g)) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 3.1(a). The Merger Consideration shall be paid as promptly as practicable after receipt by the Paying Agent of the Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.2(g)) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(d) Other Payees. If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Paying Agent or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration nine months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration. Notwithstanding the foregoing, Parent, Merger Sub, the Partnership and the Partnership GP shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed, compliance with the other procedures set forth in this Article III and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Merger Consideration to be paid in respect of the Common Units represented by such Certificated Unit as contemplated by this Article III.

(h) Withholding Taxes. Each of Parent, Merger Sub, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

(i) Investment of the Exchange Fund. Parent may cause the Paying Agent to invest any cash included in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that any investment of such Exchange Fund shall be limited to cash and cash equivalents, direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and money market funds comprised primarily of cash, cash equivalents and such obligations and that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the holders of Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.3 Treatment of Restricted Units; Termination of Partnership Incentive Compensation Plan.

(a) As promptly as practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Board (or, if appropriate, any committee administering the Partnership Incentive Compensation Plan) will adopt resolutions, and the Partnership will take or cause to be taken all other actions as may be necessary or required in accordance with applicable Law, the Partnership Agreement and the Partnership Incentive Compensation Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.3. Immediately prior to the Effective Time, all Restricted Units outstanding immediately prior to the Effective Time shall receive immediate and full acceleration of vesting. Each holder of a Restricted Unit will receive from the Partnership an amount equal to the Merger Consideration with respect to each Restricted Unit that becomes vested pursuant to this Section 3.3(a), along with any corresponding accrued but unpaid distributions with respect to the DERs related to any Restricted Units, which unpaid distributions, for the avoidance of doubt, shall not constitute Merger Consideration. Immediately upon the vesting of such Restricted Units, the DERs associated therewith shall be cancelled and cease to exist.

(b) Prior to the Effective Time, the Partnership and the Partnership GP shall take all actions necessary to terminate the Partnership Incentive Compensation Plan, such termination to be effective at the Effective Time, and from and after the Effective Time, the Partnership Incentive Compensation Plan shall be terminated and no equity awards or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder.

(c) As soon as practicable following the Effective Time, the Partnership shall file a post-effective amendment to the Form S-8 registration statement filed by the Partnership on January 14, 2014, deregistering all Common Units thereunder.

Section 3.4 Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of units or a different class or series by reason of the occurrence or record date of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction, the distributions under this Article III and Section 6.17, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction and to provide the holders of Common Units the same economic effect as contemplated hereby prior to such event.

Section 3.5 No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE PARTNERSHIP GP

The Partnership and the Partnership GP represent and warrant, jointly and severally, to Parent and Merger Sub as follows:

Section 4.1 Organization, Standing and Corporate Power.

(a) Each of the Partnership and the Partnership GP is a legal entity duly organized, validly existing and in good standing under the Law of its respective jurisdiction of organization and has all requisite limited partnership or limited liability company, as applicable, power and authority to carry on its business as presently conducted.

(b) Each of the Partnership and the Partnership GP is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not have a Partnership Material Adverse Effect.

(c) The Partnership and the Partnership GP have made available to Parent prior to the execution of this Agreement true and complete copies of the Organizational Documents of the Partnership and the Partnership GP, in each case, as in effect as of the date of this Agreement.

Section 4.2 Authority; Noncontravention.

(a) Each of the Partnership and the Partnership GP has all necessary entity power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby, subject to the Written Consent being delivered and becoming effective. The execution, delivery and performance of this Agreement by each of the Partnership and the Partnership GP, and the consummation by the Partnership and the Partnership GP of the transactions contemplated hereby, have been duly authorized and approved by the sole member of the Partnership GP, the GP Board and the GP Conflicts Committee and, except for obtaining the Written Consent, no other entity action on the part of the Partnership or the Partnership GP is necessary to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The Written Consent is the only vote or approval of the holders of any class or series of equity securities of the Partnership or the Partnership GP necessary to adopt and approve this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against each of the Partnership and the Partnership GP in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles (whether applied in a proceeding at law or in equity).

(b) The execution, delivery and performance by the Partnership and the Partnership GP of this Agreement do not, and the consummation of the Merger (subject to the Written Consent being delivered and becoming effective) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of the Partnership or the Partnership GP or any of their respective Subsidiaries under, any provision of (i) the Organizational Documents of the Partnership, the Partnership GP or any of their Subsidiaries, or (ii) subject to the filings and other matters referred to in Section 4.4, (A) any Contract to which the Partnership, the Partnership GP or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to the Partnership or the Partnership GP or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that would not have a Partnership Material Adverse Effect.

(c) The GP Conflicts Committee, at a meeting duly called and held, by unanimous vote, in good faith, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Unitholders and (B) in the best interest of the Partnership, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iv) recommended that the GP Board submit this Agreement to a vote of the Limited Partners by written consent and recommend approval of this Agreement and the Merger by the Limited Partners. Such action by the GP Conflicts Committee described in clauses (i)(B) and (ii) above constituted Special Approval of this Agreement and the transactions contemplated hereby, including the Merger, under the Partnership Agreement, and such Special Approval has not been rescinded, modified or withdrawn in any way.

(d) Upon receipt of the recommendation of the GP Conflicts Committee, at a meeting duly called and held, the GP Board, by unanimous vote, in good faith, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Unitholders and (B) in the best interest of the Partnership, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger,

(iii) resolved to submit this Agreement to a vote of the Limited Partners by written consent and (iv) recommended approval of this Agreement and the Merger by the Limited Partners.

Section 4.3 Capitalization.

(a) The authorized equity interests of the Partnership consist of Common Units, General Partner Units, the Incentive Distribution Rights and the awards issued under the Partnership Incentive Compensation Plan. At the close of business on October 18, 2018, the issued and outstanding Limited Partner Interests and General Partner Interests of the Partnership consisted of (i) 69,262,070 Common Units, (ii) 1,413,511 General Partner Units and (iii) the Incentive Distribution Rights. At the close of business on October 18, 2018, 2,972,496 Common Units were reserved for issuance under the Partnership Incentive Compensation Plan, and 11,880 Common Units were subject to outstanding restricted unit awards (the “Restricted Units”), which Restricted Units were granted in tandem with an equal number of DERs. Except as set forth in Section 4.3(a) of the Partnership Disclosure Letter, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any other Partnership Interests, voting securities or equity interests of the Partnership issued and outstanding or any subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, Rights with respect to the Partnership, commitments or agreements of any character valued by reference to, or providing for the issuance of, any Partnership Interests, voting securities or equity interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. The outstanding Common Units and Incentive Distribution Rights were duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Partnership Agreement), and, except as provided in the Partnership Agreement, are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). The Partnership GP is the sole general partner of the Partnership and is the sole record owner of the General Partner Interest and the Incentive Distribution Rights and the General Partner Interest has been duly authorized and validly issued in accordance with applicable Law and the Partnership Agreement. The Partnership GP owns the General Partner Interests and the Incentive Distributions Rights free and clear of all Liens, except those existing or arising pursuant to the applicable Organizational Documents of the Partnership or the Partnership’s revolving credit facility. All Common Units reserved for issuance under the Partnership Incentive Compensation Plan, when issued in accordance with the terms thereof, are or will be duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Partnership Agreement).

(b) None of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, Rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Partnership. Except as set forth in the Partnership Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests

(or any options, restricted units, equity appreciation rights, profits interests, warrants or other Rights to acquire any Partnership Interests or other limited partner interests, shares of capital stock, voting securities or equity interests) of the Partnership or any of its Subsidiaries.

(c) Other than ownership of its Subsidiaries, or as set forth in the Partnership SEC Documents, the Partnership does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. Except as set forth in the Partnership SEC Documents, the Partnership owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable Organizational Documents of such entities or the Partnership’s revolving credit facility, and such interests in its Subsidiaries were duly authorized and validly issued in accordance with such Subsidiary’s limited liability company agreement and are fully paid (to the extent required under such Subsidiary’s limited liability company agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA and such Subsidiary’s limited liability company agreement).

Section 4.4 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Partnership or any of its Affiliates in connection with the execution, delivery and performance of this Agreement by the Partnership or the Partnership GP or the consummation by the Partnership or the Partnership GP of the transactions contemplated by this Agreement, including the Merger, except for (a) any filings required or advisable under any applicable Antitrust Laws, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, including the Merger, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the filing of the Partnership Information Statement, (e) the filing of a Schedule 13E-3, (f) any filings required under the rules and regulations of the NYSE, (g) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for the Partnership or the Partnership GP to perform their respective obligations under Section 6.4 and (h) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not have a Partnership Material Adverse Effect.

Section 4.5 Legal Proceedings. Except as has not had, and would not have, a Partnership Material Adverse Effect, as of the date hereof, (a) there is no Proceeding pending or, to the Knowledge of the Partnership or the Partnership GP, threatened against, or, to the Knowledge of the Partnership or the Partnership GP, any pending or threatened material governmental or regulatory investigation of, the Partnership or any of its Affiliates and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of the Partnership or the Partnership GP, threatened to be imposed, against Partnership or any of its Affiliates.

Section 4.6 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or its Affiliates specifically for inclusion or incorporation by reference in (a) the Partnership Information Statement, on the date it is first mailed to the Limited Partners, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (b) the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Partnership and the Partnership GP make no representation or warranty with respect to information supplied by or on behalf of Parent, its Affiliates, and its and their Representatives for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.7 Opinion of Financial Advisor. The GP Conflicts Committee has received the opinion of Jefferies LLC (the “Partnership Financial Advisor”), dated as of October 18, 2018, to the effect that, as of such date, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the Partnership Unaffiliated Unitholders pursuant to this Agreement is fair, from a financial point of view, to the Partnership and the Partnership Unaffiliated Unitholders (the “Partnership Fairness Opinion”). The Partnership has been authorized by the Partnership Financial Advisor to include such Partnership Fairness Opinion in the Partnership Information Statement and any other document required to be filed with, or submitted to, a Governmental Authority in order to consummate the Merger and the other transactions contemplated hereby. The Partnership shall forward to Parent, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement.

Section 4.8 Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the GP Conflicts Committee. The Partnership has heretofore made available to Parent a correct and complete copy of the Partnership’s or the GP Conflicts Committee’s engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated hereby.

Section 4.9 Disclosure Letter. On or prior to the date hereof, the Partnership and the Partnership GP have delivered to Parent and Merger Sub a letter (the “Partnership Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of their respective representations and warranties; provided, however, that (a) no such item is required to be set forth in the Partnership Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item in the Partnership Disclosure Letter shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Partnership Material Adverse Effect.

Section 4.10 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, Parent and Merger Sub acknowledge that neither the Partnership nor any other Person on behalf of the Partnership makes or has made any other express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent, Merger Sub, the Parent Board or their Representatives, in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, except as required by applicable Law, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent or Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives) of, or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership and the Partnership GP acknowledge and agree that, except for the representations and warranties contained in Article V, the Partnership and the Partnership GP have not relied on and none of Parent, Merger Sub or any of their respective Affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning Parent, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of Parent, Merger Sub or any of their respective Affiliates or Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement for the Partnership to enter into this Agreement, Parent and Merger Sub hereby represent and warrant, jointly and severally, to the Partnership and the Partnership GP as follows:

Section 5.1 Organization, Standing and Corporate Power.

(a) Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Law of its respective jurisdiction of organization and has all requisite corporate or limited liability company, as applicable, power and authority to carry on its business as presently conducted.

(b) Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not have a Parent Material Adverse Effect.

(c) Parent has made available to the Partnership prior to the execution of this Agreement true and complete copies of the Organizational Documents of Parent (the “Parent Organizational Documents”) and the Organizational Documents of Merger Sub, in each case, as in effect as of the date of this Agreement.

Section 5.2 Operations and Ownership of Merger Sub. All of the issued and outstanding limited liability company interests of Merger Sub are beneficially owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub has not, as of the date of this Agreement, and will not have, as of the Closing, incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3 Ownership of Partnership Units. As of the date of this Agreement, VTDC is the record owner of 46,768,586 Common Units which represent all of the Common Units held of record or beneficially by Parent or any of its Subsidiaries.

Section 5.4 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Partnership and the Partnership GP, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles (whether applied in a proceeding at law or in equity). Pursuant to the Special Committee Delegation, the Parent Special Committee duly and validly adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and authorizing Parent, as the indirect sole owner of Merger Sub, to cause Merger Sub to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, which resolutions of Parent Special Committee have not been rescinded, modified or withdrawn in any way.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (i) the Parent Organizational Documents or the Organizational Documents of any of Parent’s Subsidiaries, including Merger Sub, or (ii) subject to the filings and other matters referred to in Section 5.5, (A) any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that would not have a Parent Material Adverse Effect.

(c) Simultaneously with the execution of this Agreement, VTDC has executed and delivered the Support Agreement.

Section 5.5 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger, except for (a) any filings required or advisable under any applicable Antitrust Laws, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the filing of the Partnership Information Statement, (e) the filing of a Schedule 13E-3, (f) any filings required under the rules and regulations of the NYSE, (g) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for Parent or Merger Sub to perform their respective obligations under Section 6.4 and (h) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.6 Legal Proceedings. Except as has not had a Parent Material Adverse Effect, as of the date hereof (a) there is no Proceeding pending or, to the Knowledge of Parent, threatened against, or, to the Knowledge of Parent, any pending or threatened material governmental or regulatory investigation of, Parent or any of its Subsidiaries and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of Parent, threatened to be imposed, against Parent or any of its Subsidiaries.

Section 5.7 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Partnership Information Statement, on the date it is first mailed to the Limited Partners, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (b) the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership, its Affiliates, and its and their Representatives for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.8 Brokers and Other Advisors. Except for J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Parent or an Affiliate thereof, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 5.9 Available Funds. At the Effective Time, Parent will have available to it sources of immediately available funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Merger Consideration.

Section 5.10 Disclosure Letter. On or prior to the date hereof, Parent and Merger Sub have delivered to the Partnership and the Partnership GP a letter (the “Parent Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of their respective representations and warranties; provided, however, that (a) no such item is required to be set forth in the Parent Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item in the Parent Disclosure Letter shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Parent Material Adverse Effect.

Section 5.11 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, the Partnership acknowledges that none of Parent or Merger Sub or any other Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their Representatives in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee (including their respective Representatives) of, or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties contained in Article IV, Parent and Merger Sub have not relied on and none of the Partnership, the Partnership GP or any of their respective Affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning the Partnership, the Partnership GP or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Partnership, the Partnership GP or any of their respective Affiliates or Representatives.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Preparation of the Partnership Information Statement and Schedule 13E-3.

(a) As promptly as practicable following the date of this Agreement, (i) the Parties shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13e-3 under the Exchange Act, and (ii) the Parties shall prepare and the

Partnership shall file with the SEC the preliminary Partnership Information Statement. Each of the Parties shall cooperate and consult with each other in connection with the preparation and filing of the preliminary and definitive Partnership Information Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a Party or its Affiliates as may be required to be set forth in the Partnership Information Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to the Parties, or any of their respective Affiliates, directors or officers, is discovered by any Party that should be set forth in an amendment or supplement to, the Partnership Information Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The Parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Information Statement, the Schedule 13E-3 or for additional information and each Party shall supply the other Parties with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Information Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership, with the cooperation of, and after consultation with, each of the other Parties as provided by this Section 6.1, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to, and to resolve, all comments received from the SEC or the staff of the SEC concerning the Partnership Information Statement as promptly as reasonably practicable and each of the Parties shall, with the cooperation of, and after consultation with, each of the other Parties as provided by this Section 6.1, use commercially reasonable efforts to respond as promptly as reasonably practicable to, and to resolve, all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC or the staff of the SEC with respect to the Partnership Information Statement or the Schedule 13E-3 will be made by any of the Parties, as applicable, without providing the other Parties, as applicable, a reasonable opportunity to review and comment thereon, which comments the Parties, as applicable, shall consider and implement in good faith. As promptly as reasonably practicable after all comments received from the SEC or the staff of the SEC have been cleared by the SEC, the Partnership shall file the definitive Partnership Information Statement with the SEC and cause such definitive Partnership Information Statement to be mailed to its Limited Partners of record.

(b) Subject to Section 6.3, the Partnership shall, through the GP Board, submit this Agreement and the Merger to a vote of the Limited Partners by written consent, and recommend to the Limited Partners approval of this Agreement and the Merger (such recommendation, the “Partnership Board Recommendation”). The Partnership Information Statement shall include a copy of the Partnership Fairness Opinion and, subject to Section 6.3, the Partnership Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 6.3, unless this Agreement is terminated pursuant to Section 8.1(d)(ii), the Partnership’s obligations pursuant to the first sentence of this Section 6.1(b) to submit this Agreement and the Merger to a vote of the Limited Partners by written consent shall not be affected by the withdrawal or modification of the Partnership Board Recommendation or any other action by the GP Conflicts Committee or the GP Board with respect to this Agreement or the transactions contemplated hereby.

Section 6.2 Conduct of Business. Except (i) as provided in this Agreement, (ii) as required by applicable Law, (iii) as provided in any Contract (to the extent it would result in a default thereunder) in effect as of the date of this Agreement, (iv) as provided in the Partnership Agreement or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that this parenthetical will have no effect on any rights that Parent or its Affiliates have to consent to any of the actions in this Section 6.2 in any other Contract or agreement of the Partnership or its Affiliates)), during the period from the date of this Agreement until the Effective Time, each of the Partnership GP and the Partnership shall not, and shall cause each of their respective Affiliates not to, and Parent shall not cause Partnership or Partnership GP to:

(a) (i) conduct its business and the business of its Subsidiaries other than in the Ordinary Course of Business, (ii) fail to use its reasonable best efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or (iii) fail to use its reasonable best efforts to keep in full force and effect all material Permits and all material insurance policies maintained by the Partnership and its Affiliates;

(b) take any action that would have a Partnership Material Adverse Effect;

(c) other than annual compensatory equity awards granted to non-employee directors of the GP Board in the Ordinary Course of Business, or as expressly contemplated by this Agreement, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of Rights outstanding as of the date of this Agreement, if any) or any additional Rights, (ii) issue, grant or amend any award under the Partnership Incentive Compensation Plan, or (iii) enter into any agreement with respect to the foregoing;

(d) (i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights, except as required by the terms of its securities outstanding on the date hereof by the Partnership Incentive Compensation Plan or as expressly contemplated by the terms of this Agreement;

(e) (i) sell, lease or dispose of any portion of its assets, business or properties other than in the Ordinary Course of Business (including distributions permitted under Section 6.2(f)), (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the Ordinary Course of Business or (iii) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

(f) make or declare distributions to the holders of any Common Units, the DERs or other equity interests in the Partnership, in each case other than in the Ordinary Course of Business pursuant to Section 3.1(h), Section 6.2(a) and Section 6.17;

(g) amend the Partnership Agreement or the Organizational Documents of the Partnership’s Affiliates (including by merger, consolidation, conversion or otherwise), as in effect on the date of this Agreement;

(h) enter into, modify, amend, terminate or assign, or waive or assign any rights under, any Contract, other than in the Ordinary Course of Business;

(i) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding, seeking damages or an injunction or other equitable relief, that (i) is material to the Partnership and its Subsidiaries, taken as a whole, or (ii) is a claim, action or Proceeding relating to the transactions contemplated hereby;

(j) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or other applicable regulatory authorities;

(k) (i) change its fiscal year or any method of Tax accounting, (ii) make any material Tax election that is inconsistent with past practice or change or revoke any material Tax election, (iii) settle or compromise any material liability for Taxes, (iv) file any material amended Tax Return or (v) take any action or fail to take any action that would reasonably be expected to cause the Partnership or any of its Subsidiaries to be treated, for U.S. federal income Tax purposes, as a corporation;

(l) other than in the Ordinary Course of Business, (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities or intercompany credit agreements or money pool arrangements, or (ii) create any Lien on its property or the property of its Subsidiaries to secure indebtedness or any other obligation;

(m) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;

(n) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions set forth in Article VII not being satisfied, (iii) any material delay or prevention of the consummation of the Merger or (iv) a material violation of any provision of this Agreement; or

(o) agree or commit to do anything prohibited by clauses (a) through (n) of this Section 6.2.

Section 6.3 Partnership Adverse Recommendation Change.

(a) The Partnership and the Partnership GP shall, and shall cause their respective Subsidiaries and the respective Representatives of each of the foregoing to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, require the return or destruction of all confidential information previously provided to such parties by or on behalf of the Partnership or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Acquisition Proposal. Neither the Partnership nor the Partnership GP shall, and the Partnership shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) or take any other action intended to lead to any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Acquisition Proposal, (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or similar agreement, whether written or oral, relating to an Acquisition Proposal, (iv) if any Acquisition Proposal has been made public, in the case of the Partnership, fail to issue a press release recommending against such Acquisition Proposal and reaffirming the Partnership Board Recommendation or (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or recommend the approval or adoption of, or approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal, or fail to recommend rejection of any tender offer or exchange offer for Common Units within ten Business Days after commencement of such offer, or resolve or agree to take any of the foregoing actions. Notwithstanding the foregoing, but subject to the limitations in Section 6.3(d), (e) and (f), at any time prior to obtaining the Partnership Unitholder Approval, nothing contained in this Agreement shall prohibit the Partnership, the Partnership GP or any of their duly authorized representatives from furnishing or making available any information or data pertaining to the Partnership, or entering into or participating in discussions or negotiations with, any Person that makes an unsolicited written Acquisition Proposal that did not result from a material and intentional breach of this Section 6.3 (a “Receiving Party”), if, and only to the extent that (i) the GP Board, after consultation with the GP Conflicts Committee, determines in its good faith judgment (A) that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (B) that failure to take such action would be a breach of its duties to the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement, or the Partnership Agreement and (ii) prior to furnishing or making available any such non-public information to such Receiving Party, the Partnership receives from such Receiving Party an executed Confidentiality Agreement.

(b) Except as permitted by this Section 6.3, (i) the Partnership (acting through the GP Board or the GP Conflicts Committee or otherwise) shall not, directly or indirectly, take any action set forth in clause (iv) of Section 6.3(a) and (ii) the Partnership and the Partnership GP (acting through the GP Board or the GP Conflicts Committee or otherwise) shall not, and shall cause their respective Subsidiaries and the respective Representatives of each of the foregoing not to, directly or indirectly, (x) take any action set forth in clause (v) of Section 6.3(a) or (y) fail to include the Partnership Board Recommendation in the Partnership Information Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”).

(c) Without limiting the foregoing, it is understood and agreed that (a) any violation of the restrictions set forth in Section 6.3(a) or Section 6.3(b) by the Partnership’s Subsidiaries or the Representatives of any of the Partnership, the Partnership GP or the Partnership’s Subsidiaries, will be deemed to be a breach of this Section 6.3 by the Partnership and the Partnership GP and (b) no act or failure to act by Parent or any of its Affiliates or Representatives, and no violation caused by or at the explicit direction of Parent, shall be a violation or breach of this Section 6.3 by the Partnership or the Partnership GP.

(d) Notwithstanding anything to the contrary in this Agreement, at any time prior to the Written Consent being delivered and becoming effective, and subject to compliance in all material respects with this Section 6.3(d), the GP Board, after consulting with the GP Conflicts Committee, may (x) make a Partnership Adverse Recommendation Change or (y) terminate this Agreement pursuant to Section 8.1(d)(ii), in each case:

(i) in response to an Intervening Event, if the GP Board determines in good faith (after consultation with the GP Conflicts Committee) that the failure to take such action would be a breach of its duties to the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement, or the Partnership Agreement;

(ii) if the GP Board has provided prior written notice to Parent specifying in reasonable detail the material events giving rise to the Intervening Event at least five Business Days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, or to terminate this Agreement pursuant to Section 8.1(d)(ii), as the case may be, unless at the time such notice is otherwise required to be given there are fewer than five Business Days prior to the expected date of the delivery and effectiveness of the Written Consent, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Intervening Event Notice Period”); and

(iii) if, during the Partnership Intervening Event Notice Period, the GP Board has negotiated and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate, in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change or to terminate this Agreement pursuant to Section 8.1(d)(ii), as the case may be, would not be a breach of its duties to the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement, or the Partnership Agreement; provided, however, that the GP Board or the GP Conflicts Committee, as applicable, shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether the failure to make, or in the case of the GP Conflicts Committee, recommend a Partnership Adverse Recommendation Change or to terminate this Agreement pursuant to Section 8.1(d)(ii), as the case may be, would be a breach of its duties to the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement, or the Partnership Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, at any time prior to the Written Consent being delivered and becoming effective, and subject to compliance in all material respects with this Section 6.3(e), the GP Board, after consulting with the GP Conflicts Committee, may, in addition to Section 6.3(d), make a Partnership Adverse Recommendation Change:

(i) in response to a Superior Proposal, if the GP Board determines in good faith (after consultation with the GP Conflicts Committee) that the failure to take such action would be a breach of its duties to the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement, or the Partnership Agreement;

(ii) if the GP Board has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least five Business Days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than five Business Days prior to the expected date of the delivery and effectiveness of the Written Consent, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Superior Proposal Notice Period”); and

(iii) if, during the Partnership Superior Proposal Notice Period, the GP Board has negotiated and has used its reasonable best efforts to cause its financial advisors (if any) and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate, in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be a breach of its duties to the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement, or the Partnership Agreement; provided, however, that the GP Board, or the GP Conflicts Committee, as applicable, shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether the failure to make, or in the case of the GP Conflicts Committee, recommend a Partnership Adverse Recommendation Change would be a breach of its duties to the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement, or the Partnership Agreement.

(f) In addition to the other obligations of the Partnership set forth in this Section 6.3, the Partnership shall promptly advise Parent and the GP Board, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership in respect of any Acquisition Proposal, and shall, in any such notice to Parent and the GP Board, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent and the GP Board reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership shall promptly provide Parent and the GP Board with copies of any additional written materials received by the Partnership or, subject to Section 6.3(a), that the Partnership has delivered to any third party making an Acquisition Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such proposals, offers, inquiries or requests.

(g) For the avoidance of doubt, nothing in Section 6.3(e) shall be deemed to give the Partnership any right to terminate this Agreement in accordance with Section 8.1(d).

Section 6.4 Consummation of the Merger.

(a) Subject to the terms and conditions of this Agreement, Parent and Merger Sub, on the one hand, and each of the Partnership and the Partnership GP, on the other hand, shall cooperate with the other and use, and shall cause each of their respective Subsidiaries to use, its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby.

(b) Until the Effective Time or the earlier termination of this Agreement, unless otherwise approved by the GP Board, Parent shall not, and shall not recommend, direct or cause VTDC to (i) amend, modify or revoke the Support Agreement, or (ii) directly or indirectly (A) other than to Parent or another Subsidiary of Parent that agrees to be bound by the Support Agreement, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by distribution, by operation of Law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by distribution, by operation of Law or otherwise), any Common Units owned by VTDC as of the date hereof, (B) deposit any Common Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto that is inconsistent with this Section 6.4(b), or (C) agree (regardless of whether in writing or orally) to take any of the actions referred to in the foregoing clauses (A) or (B). In addition, Parent shall not at any time on or before the Effective Time or the earlier termination of this Agreement, directly or indirectly, by merger or otherwise, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of any equity or other ownership interest in VTDC, other than to another Subsidiary of Parent.

Section 6.5 Public Announcements. The initial press release or releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Partnership.

Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing requirement of, or agreement with, the NYSE or other national securities exchange as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party); provided, however, that the Partnership shall not be required by this Section 6.5 to consult with any other Party with respect to public announcements in connection with a Partnership Adverse Recommendation Change but nothing in this proviso shall limit the obligations of the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee under Section 6.3; provided, further, that each Party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent, the Partnership or the Partnership GP in compliance with this Section 6.5.

Section 6.6 Access to Information. Upon reasonable advance written notice and subject to applicable Laws relating to the exchange of information, the Partnership shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Notwithstanding anything to the contrary in this Agreement, the Partnership shall not be required to disclose any information to Parent if such disclosure would, in the opinion of the Partnership’s legal counsel, be reasonably likely to (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof; provided, however, that the Partnership shall take all reasonable measurers to disclose such information in a manner that would not jeopardize or contravene such privilege, Law, duty or contractual right.

Section 6.7 Indemnification and Insurance.

(a) From and after the Effective Time, solely to the extent that the Partnership or the Partnership GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person immediately prior to the Effective Time, the Surviving Entity and the Partnership GP jointly and severally agree to (i) indemnify, defend and hold harmless against any cost or expenses (including attorneys’ fees), judgments, settlements, fines and other sanctions, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP immediately prior to the Effective Time and ensure that the Organizational Documents of the Surviving Entity and the Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership and the Partnership GP than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and representatives against the Surviving Entity and the Partnership GP and their respective successors and assigns.

(b) Parent shall maintain in effect for six years from the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that Parent may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership or the Partnership GP for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, Parent would be required to expend more than the Maximum Amount, Parent shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the GP Board in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 6.7(b), the Partnership may (but shall be under no obligation to), prior to the Effective Time, purchase a six-year “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such.

(c) The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership and the Partnership GP or any indemnification agreements, or the DLLCA and DRULPA. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.7 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity and/or the Partnership GP, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity or the Partnership GP shall assume the obligations of the Surviving Entity and the Partnership GP set forth in this Section 6.7.

Section 6.8 Fees and Expenses. Except as otherwise provided in Section 8.2, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of the expenses, other than the expenses of financial advisors or outside legal advisors, incurred in connection with the preparation, printing, filing and mailing of the Partnership Information Statement and Schedule 13E-3.

Section 6.9 Section 16 Matters. Prior to the Effective Time, the Partnership and the Partnership GP shall, with Parent’s and Merger Sub’s cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10 Termination of Trading and Deregistration. The Partnership will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable (a) the delisting of the Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and prior to the Effective Time and (b) the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 6.11 GP Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any member of the GP Conflicts Committee, either as a member of the GP Board or the GP Conflicts Committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.12 Performance by the Partnership GP. The Partnership GP shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the Partnership GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the Partnership GP and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the explicit direction of Parent, its Affiliates or their respective duly authorized Representatives.

Section 6.13 Takeover Statutes. The Partnership, the Partnership GP and Parent shall each use their reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute on the transactions.

Section 6.14 No Rights Triggered. The Partnership and the Partnership GP shall take all steps necessary to ensure that the entering into of this Agreement, the Merger and the other transactions contemplated hereby or related hereto and any other action or combination of actions do not and will not result in the grant of any Rights to any Person under the Partnership Agreement or under any material agreement to which the Partnership or any of its Subsidiaries is a party.

Section 6.15 Notification of Certain Matters. Each Party shall give prompt notice to the other Parties of (a) any fact, event or circumstance known to such Party that (i) would, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or Parent Material Adverse Effect or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, (b) any change in the Partnership’s financial condition or business that has resulted, or would result, in a Partnership Material Adverse Effect and (c) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or could result in a Partnership Material Adverse Effect.

Section 6.16 Transaction Litigation. The Partnership shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Partnership, the Partnership GP or its respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Parent.

Section 6.17 Distributions. The Partnership GP shall declare, and shall cause the Partnership to pay, the Partnership’s regular quarterly cash distribution with respect to the quarter ended September 30, 2018 in the ordinary course, with timing consistent with past practice and in accordance with the Partnership Agreement and the Partnership Incentive Compensation Plan to holders of Common Units, Incentive Distribution Rights, General Partner Units and outstanding DERs (the “Third Quarter Distribution”); provided, however, that, subject to applicable Laws, the Third Quarter Distribution shall not be less than $0.551 per Common Unit without the prior approval of the GP Conflicts Committee; provided, further, that, prior to the Effective Time, the Partnership GP shall not declare, and the Partnership shall not pay, any distribution other than the Third Quarter Distribution without the prior written consent of Parent. The Partnership and Parent shall coordinate the timing of the Third Quarter Distribution so that the record date and payment date precedes the Effective Time so as to permit the payment of the Third Quarter Distribution.

Section 6.18 Tax Matters.

(a) For U.S. federal income Tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income Tax treatment), the Parties agree to treat the Merger (a) with respect to the holders of the Common Units (other than Common Units held by Parent and its Subsidiaries), as a taxable sale of their Common Units to VTDC and (b) with respect to VTDC, as a purchase by VTDC of Partnership Interests from the holders of the Common Units (other than Common Units held by Parent and its Subsidiaries). The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

(b) The Parties shall not (and shall cause their Affiliates not to) make any change in respect of the Partnership’s methods of allocating income or deductions for federal income Tax purposes that would adversely affect the Partnership Unaffiliated Unitholders, including a change to the method of allocation prescribed under Section 6.2(f) of the Partnership Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Unitholder Approval. The Written Consent providing Partnership Unitholder Approval shall have been obtained and become effective in accordance with applicable Law and the Partnership Agreement and filed with the minutes of proceedings of the Partnership, and the Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 7.1(a) shall not imply that the Written Consent is permitted by the Partnership Agreement or applicable Law to be amended, modified or revoked following its execution and delivery by VTDC.

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

(c) Regulatory Approval. Any waiting period applicable to the transactions contemplated hereby under any applicable Antitrust Law shall have been terminated or shall have expired.

(d) Information Statement. The Partnership Information Statement shall have been cleared by the SEC and mailed to the Limited Partners in accordance with Section 6.1 and Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act) at least 20 days prior to the date of the Written Consent.

Section 7.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Partnership and the Partnership GP qualified as to materiality or Partnership Material Adverse Effect set forth herein shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

(b) Performance of Obligations of the Partnership and the Partnership GP. Each of the Partnership and the Partnership GP shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

(c) No Partnership Material Adverse Effect. Since the date of this Agreement, no Partnership Material Adverse Effect shall have occurred.

Section 7.3 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub qualified as to materiality or Parent Material Adverse Effect set forth herein shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4 Frustration of Closing Conditions.

(a) Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

(b) Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Partnership and Parent duly authorized by the GP Board (after consulting with the GP Conflicts Committee) (in the case of the Partnership) and the Parent Special Committee (in the case of Parent).

(b) by either of the Partnership (duly authorized by the GP Board after consulting with the GP Conflicts Committee) or Parent:

(i) if the Closing shall not have been consummated on or before July 18, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to (A) the Partnership if the failure to satisfy such condition was due to the failure of the Partnership or the Partnership GP to perform and comply in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to the Closing, (B) Parent if the failure to satisfy such condition was due to the failure of Parent, Merger Sub or VTDC to perform and comply in all material respects with the covenants and agreements contained in this Agreement or the Support Agreement, as applicable, to be performed or complied with by it prior to the Closing or (C) the Partnership or Parent if in the case of Parent, the Partnership or the Partnership GP, and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8; or

(ii) if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and in the case of Parent, Parent, Merger Sub or VTDC, to perform in all material respects any of its obligations under this Agreement or the Support Agreement, as applicable.

(c) by Parent:

(i) if a Partnership Adverse Recommendation Change shall have occurred;

(ii) if prior to the Written Consent being delivered and becoming effective, the Partnership is in willful breach of its obligations pursuant to the first two sentences of Section 6.1(b) or Section 6.3(a); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Parent, Merger Sub or VTDC is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the Support Agreement, as applicable; or

(iii) if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within the earlier of (x) 30 days following receipt of written notice from Parent of such breach or failure or (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(iii) if Parent, Merger Sub or VTDC is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the Support Agreement, as applicable.

(d) by the Partnership (duly authorized by the GP Board):

(i) (after consulting with the GP Conflicts Committee) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent or Merger Sub set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent or Merger Sub within the earlier of (x) 30 days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii) if prior to the Written Consent being delivered and becoming effective, in response to an Intervening Event, the GP Board (after consulting with the GP Conflicts Committee) shall have determined to terminate this Agreement as contemplated in Section 6.3(d); provided, that the Partnership and the Partnership GP shall have complied in all material respects with Section 6.3(d).

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.8, Section 6.16, this Section 8.2 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of the Parties or their respective directors, officers and Affiliates, provided, however, that no such termination shall relieve any Party hereto from any liability for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement; provided, however, that in the event of a Party’s intentional and material breach of this Agreement or intentional fraud, then the other applicable Party or Parties shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money). For the avoidance of doubt, there shall be no liability on the part of the Partnership GP or the Partnership or their respective directors, officers and Affiliates if this Agreement is terminated by Parent pursuant to Section 8.1(c)(i). Notwithstanding the foregoing, in no event shall the Partnership GP or the Partnership or their respective directors, officers and Affiliates have any liability for any matter set forth in the first proviso of the first sentence of this Section 8.2 for any action taken or omitted to be taken by the Partnership GP, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the explicit direction of Parent, any of its Subsidiaries or any of their respective duly authorized Representatives.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival, Etc.. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.7, Section 6.8, Section 6.16 and Section 6.18 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended, supplemented or modified in any and all respects, whether before or after the Written Consent is delivered and becomes effective, by written agreement of the Parties, by action taken or authorized by the Parent Special Committee and the GP Board; provided, however, that this Agreement may not be amended, modified or supplemented without the prior approval of the GP Conflicts Committee; provided, further, that after the Written Consent is delivered and becomes effective, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Limited Partners without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or Partnership GP is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)), such determination, decision, approval, consent, waiver or agreement must be authorized by the GP Conflicts Committee (if on behalf of the Partnership), or the GP Board only (if on behalf of the Partnership GP).

Section 9.3 Extension of Time, Waiver, Etc.. At any time prior to the Effective Time, any Party that is the intended beneficiary of the relevant provision of this Agreement, may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party, (b) extend the time for the performance of any of the obligations or acts of any other Party, (c) waive compliance by any other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that neither the Partnership nor the Partnership GP (if acting on behalf of the Partnership, but not if acting on behalf of itself) shall take or authorize any such action without the prior approval of the GP Board (after consulting with the GP Conflicts Committee). Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that Parent or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6 Entire Understanding; No Third-Party Beneficiaries. This Agreement and any certificates delivered by any Party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.11 and (ii) subject to Section 3.1(b), Section 3.3 and Section 3.4, the right of the holders of Common Units to receive the Merger Consideration, or distributions in accordance with Section 3.1(h) and Section 6.17, after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 9.11 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of Parent, the Partnership GP or the Partnership. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to principles of conflicts of laws that would result in the application of the Law of a different State. Each of the Parties irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such Party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purposes.

(b) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.8 Specific Performance. Each of the Parties agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept jurisdiction over such matter, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) any Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.9 Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent or Merger Sub, to:

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Attention: Jay D. Browning, Executive Vice President and General Counsel

Facsimile: (210) 345-3214

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Jeremy L. Moore

Joshua Davidson

Facsimile: (713) 229-2826

(713) 229-2727

If to the Partnership or the Partnership GP, to:

Valero Energy Partners LP

One Valero Way

San Antonio, Texas 78249

Attention: Timothy J. Fretthold, Chairman of the GP Conflicts Committee

Facsimile: (210) 345-3214

with copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: David Elder

Facsimile: (713) 236-0822

Notices will be deemed to have been received (x) on the date of actual receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours or (y) on the date three Business Days after dispatch by certified or registered mail, return receipt requested and postage prepaid.

Section 9.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, Representative or Affiliate of any Party or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 9.11 shall limit any liability of the Parties or the parties to the Support Agreement for breaches of the terms and conditions of this Agreement and the Support Agreement, as applicable.

Section 9.12 Provision Respecting Legal Representation.

(a) Each of the Parties acknowledges that Baker Botts L.L.P. has represented Parent prior to the Closing in connection with this Agreement and the transactions contemplated hereby, as well as prior transactions involving Parent. Each Party, on its own behalf and on behalf of its Other Parties, irrevocably acknowledges and agrees that all communications between Parent and its counsel and information or documents subject to attorney work-product protection made in connection with the negotiation, preparation, execution and delivery of and closing under, or any Proceeding arising under or in connection with, this Agreement, which, immediately prior to the Closing, would be deemed to be a privileged communication or subject to attorney work-product protection and would not be subject to disclosure to any Party or its Other Parties, shall continue after the Closing to be a privileged communication between Parent and its counsel or attorney work-product, and neither a Party, its Other Parties nor anyone acting or purporting to act on behalf of or through them shall be entitled to use or seek to obtain the same by any process on the grounds that the privilege attached to such communication or attorney work-product belongs to such Party or its Other Parties and not to Parent or its counsel. Any access thereto by a Party or its Other Parties shall not waive or otherwise affect the rights of Parent with respect to the related privilege.

(b) Each of the Parties acknowledges that Akin Gump Strauss Hauer & Feld LLP has represented the GP Conflicts Committee prior to the Closing in connection with this Agreement and the transactions contemplated hereby, as well as prior transactions involving the GP Conflicts Committee. Each Party, on its own behalf and on behalf of its Other Parties, irrevocably acknowledges and agrees that all communications between the GP Conflicts Committee and its counsel and information or documents subject to attorney work-product protection made in connection with the negotiation, preparation, execution and delivery of and closing under, or any Proceeding arising under or in connection with, this Agreement, which, immediately prior to the

Closing, would be deemed to be a privileged communication or subject to attorney work-product protection and would not be subject to disclosure to any Party or its Other Parties, shall continue after the Closing to be a privileged communication between the GP Conflicts Committee and its counsel or attorney work-product, and neither a Party, its Other Parties nor anyone acting or purporting to act on behalf of or through them shall be entitled to use or seek to obtain the same by any process on the grounds that the privilege attached to such communication or attorney work-product belongs to such Party or its Other Parties and not to the GP Conflicts Committee or its counsel. Any access thereto by a Party or its Other Parties shall not waive or otherwise affect the rights of the GP Conflicts Committee with respect to the related privilege.

(c) For the purposes of this Section 9.12, “Other Parties” means, with respect to any Party, such Party’s officers, directors, employees, managers, members, partners and Affiliates, and their successors.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

PARENT:

Valero Energy Corporation

By:	/s/ Joseph W. Gorder

Name:	Joseph W. Gorder
Title:	Chief Executive Officer and President

MERGER SUB:

Forest Merger Sub, LLC

By:	/s/ Donna M. Titzman

Name:	Donna M. Titzman
Title:	Executive Vice President and Chief Financial Officer

PARTNERSHIP:

Valero Energy Partner LP

By: Valero Energy Partners GP LLC, its general partner

By:	/s/ Richard F. Lashway

Name:	Richard F. Lashway
Title:	President

PARTNERSHIP GP:

Valero Energy Partners GP LLC

By:	/s/ Richard F. Lashway

Name:	Richard F. Lashway
Title:	President

[Signature Page to Agreement and Plan of Merger]